Exhibit 10.13.3

FINAL

Sealy Properties
May 2004
TA Texas
(5101 Statesman Dr.)

LEASE AGREEMENT

PARTIES

     This Lease Agreement (“Lease”), is entered into on the date of the last execution by the parties hereto, between Sealy TA Texas, L.P., a Georgia limited partnership (“LESSOR”); and Emerson Radio Corp., a Delaware corporation (“LESSEE”), and includes all pages and exhibits attached hereto and incorporated by reference herein, and all amendments, modifications, renewals, extensions, restatements, additions and deletions subsequently effected pursuant to Article 36 herein.

1.	LEASED PREMISES

     LESSOR hereby leases to LESSEE, and LESSEE hereby leases from LESSOR, on the terms, conditions and covenants in this Lease, the space described, outlined and/or set forth on Exhibit “A”, consisting of 91,364 rentable square feet, and all fixtures, systems and equipment located thereon (collectively, the “Leased Premises”). The municipal address of the Leased Premises is 5101 Statesman Drive, Irving, Texas 75063 and is located on the land more particularly described on Exhibit “B” (the “Land”). The term “Building” in this Lease shall mean the physical structure(s) and all other improvements located on the Land in which the Leased Premises is located.

2.	TERM

     TO HAVE AND TO HOLD said Leased Premises for a period of five (5) years and six (6) months or sixty-six (66) months, commencing on the date (the “Commencement Date”) that is the earlier of (i) the date on which LESSEE first occupies the Leased Premises for the purpose of conducting its business, or (ii) thirty (30) days after the date on which the Work Items (hereinafter defined) have been substantially completed in accordance with Exhibit “C” or would have been substantially completed but for LESSEE Delays (as hereafter defined) (but in no event prior to January 1, 2005), and ending on the last day of the month that is sixty-six (66) full calendar months following the Commencement Date (the “Expiration Date”), unless sooner terminated, renewed or extended as provided for herein (such period as renewed, extended or terminated hereinafter referred to as the “Term”).

3.	ACCEPTANCE OF LEASED PREMISES; CONDITION AND SUITABILITY

     A. Except for work required to be performed by LESSOR as provided for pursuant to Exhibit “C”, LESSEE acknowledges that: (i) it has fully inspected the Leased Premises; (ii) it is fully aware of the physical condition of the Leased Premises; (iii) it hereby accepts the Leased Premises in its present AS IS condition with no express warranties nor promises to repair, replace or maintain (except as expressly set forth in this Lease) and no implied warranties; (iv) the Leased Premises is fully suitable for LESSEE’S uses, purposes and occupancy; and (v) the Leased Premises is in good and satisfactory condition.

     B. As used herein, the term “substantially completed” or a like term shall mean that the Work Items have been completed in accordance with Exhibit “C”, except for minor punch list items which do not affect LESSEE’S use or occupancy of the Leased Premises. As soon as the Work Items have been substantially completed, LESSOR will notify LESSEE in writing and LESSOR and LESSEE shall inspect the Work Items together and prepare one (1) written punch list of items needing completion or correction. LESSOR will complete such items within thirty (30) days after the receipt of such notice.

     C. Upon the following terms and conditions, on November 15, 2004, LESSOR shall permit LESSEE to occupy the Leased Premises prior to the date of substantial completion of the Work Items: (i) LESSEE shall be permitted such early occupancy of the Leased Premises only for the purposes of installing LESSEE’S racks and other furniture, fixtures, and equipment, and to make general preparations for operations, but not for any other purpose; (ii) LESSEE’S early occupancy of the Leased Premises shall not materially, adversely interfere with the construction of the Work Items; and (iii) such early occupancy shall be subject to all of the terms and conditions of this Lease (other than the payment of Base Monthly Rent or Operating Expenses, the payment of which shall commence as provided in Article 4.E. of this Lease). Such early occupancy by LESSEE in accordance with the terms of this Article 3.C. shall not trigger the Commencement Date or be construed as LESSEE’S approval of the Work Items. LESSEE shall be responsible for reimbursing LESSOR for the reasonable cost of any damage to the Work Items caused by LESSEE’S early occupancy of the Leased Premises.

     D. If the Commencement Date has not occurred by January 1, 2005 (which date shall be extended to a later date by one day for each day constituting a LESSEE Delay, and which date, as so extended, shall be referred to herein as the “Deadline Date”), then LESSEE shall be entitled to receive from LESSOR, as LESSEE’S sole and exclusive remedy, the lesser of (i) a credit against the first Base Monthly Rent due hereunder in an amount equal to one day’s rent per day for each day that shall elapse from the Deadline Date until the Commencement Date and (ii) LESSEE’S actual out of pocket costs incurred due to delivery of the Leased Premises to LESSEE after the Deadline Date (as evidenced by invoices and other reasonable supporting documentation).

     E. If the Commencement Date has not occurred by April 1, 2005 (which date shall be extended to a later date by one day for each day constituting a LESSEE Delay, and which date, as so extended, shall be referred to herein as the “Termination Date”), LESSEE shall have the right, as its sole and exclusive remedy, to terminate this Lease by written notice delivered to LESSOR within ten (10) days following the occurrence of the Termination Date (but, in all events, prior to the date on which the Commencement Date occurs in accordance with the terms hereof).

If LESSEE so timely terminates this Lease within such ten (10) day period (but, in all events, prior to the date on which the Commencement Date occurs in accordance with the terms hereof), then neither LESSOR nor LESSEE shall have any further rights or obligations hereunder (except as expressly provided otherwise herein) and LESSOR shall promptly refund to LESSEE any prepaid sums (including the Security Deposit).

     F. As used herein, the term “LESSEE Delay” shall mean any delay in the substantial completion of the Work Items solely as a result of LESSEE’S request for any change to the Work Items, whether or not LESSOR consents to make such change, or any other delay in the substantial completion of the Work Items caused solely by LESSEE or any agent, employee or contractor of LESSEE.

4.	BASE MONTHLY RENT, SECURITY DEPOSIT AND ESCROW

     A. As rental for the Leased Premises, LESSEE agrees to pay as rent to LESSOR, without notice, reduction, deduction or offset, except as expressly set forth in Articles 17 and 18 of this Lease and Paragraph 5 of Exhibit “C” to this Lease, at LESSOR’S office at P.O. Box 11407, Birmingham, Alabama 35246-1081, or at such other place as LESSOR may from time to time designate in writing in advance, the “Base Monthly Rent” as set forth in Article 4.E. herein on or before the first day of each calendar month through the Term.

     B. LESSEE has deposited with LESSOR upon delivery of this Lease, $32,829.84 to be applied as follows: $7,545.00 as the first monthly payment of Operating Expenses (as defined herein) and $25,284.84 as a Security Deposit. Any amount designated herein as “Security Deposit” shall not bear interest, may be commingled with LESSOR’S general funds, and shall not be considered an advance payment of rent or a measure of LESSOR’S damages. In the event of a Default (as defined in Article 20), including but in no way limited to the non-payment of rent, LESSOR may, from time to time without forfeiting, compromising, releasing, novating or waiving any right or remedy, use the Security Deposit to the extent necessary to pay past due rent and other amounts due LESSOR. Following any such application of the Security Deposit, LESSEE shall pay to LESSOR the amount so applied in order to restore the Security Deposit to its original amount within five (5) days after written request.

     C. Notwithstanding anything to the contrary contained herein, if no event of Default exists on the first day of the twenty-fifth (25th) month of the Term of this Lease or any earlier day of termination, LESSOR (or, in the event of an assignment of LESSOR’S interest in the Leased Premises and the Security Deposit during the Term, LESSOR’S assignee) shall refund the Security Deposit to LESSEE on such date, subject to deduction for LESSOR’S prior application of the Security Deposit in accordance with the terms hereof. The Security Deposit shall be deemed the property of LESSOR, except to the extent of LESSEE’S right to a refund of the Security Deposit in accordance with the terms hereof. LESSEE hereby expressly waives the requirements and applicability of Tex. Prop. Code §§ 93.005 – 93.011, and agrees that LESSOR shall timely return to LESSEE the balance of the Security Deposit not applied to satisfy LESSEE’S obligations as set forth above, provided LESSEE has performed all of its obligations accrued and due and payable hereunder as of such time. If such waiver is not effective under applicable law, LESSOR shall, within the time required by applicable law, return to LESSEE the portion of the Security Deposit remaining after deducting all damages, charges and other amounts permitted by law. LESSOR and LESSEE agree that such deductions shall include, without limitation, all damages and losses that LESSOR has suffered or that LESSOR reasonably estimates that it will suffer as a result of any breach of this Lease by LESSEE. LESSOR shall be released from any obligation with respect to the Security Deposit upon transfer of this Lease and the Leased Premises and the Security Deposit to a person or entity assuming LESSOR’S obligations under this Article 4.C.

     D. In addition to the Base Monthly Rent, LESSEE agrees to pay to LESSOR as additional rent its Proportionate Share (as defined in Article 31) of expenses with respect to the Building and/or Land, consisting of: (i) Taxes pursuant to Article 13; (ii) insurance costs pursuant to Article 8; (iii) utility costs pursuant to Article 12; and (iv) Common Area costs pursuant to Article 11.E. (all of the foregoing expenses being collectively referred to herein as the “Operating Expense” or “Operating Expenses”). During each month of the Term, on the same day that rent is due hereunder and without notice or demand, LESSEE shall pay to LESSOR an amount equal to 1/12 of the estimated annual cost of LESSEE’S Proportionate Share of the Operating Expenses as reasonably determined by LESSOR. The initial monthly payments are based upon the estimated amounts for the first calendar year of the Lease, and may be increased or decreased in good faith by LESSOR to reflect the projected actual cost of all such items during each calendar year. If LESSEE’S total Operating Expense payments applicable to a calendar year are less than LESSEE’S Proportionate Share of all such items, LESSEE shall pay the difference to LESSOR within thirty (30) days after written request. If after such adjustment, the payments for Operating Expenses by LESSEE applicable to a calendar year are more than LESSEE’S actual Proportionate Share of all such items, LESSOR shall retain such excess and credit such excess payment against LESSEE’S future Operating Expense payments due unless the overpayment occurs in the final year of the Term of the Lease, in which case it shall be refunded to LESSEE within thirty (30) days following expiration of the Term, or if any uncured Default then exists, LESSOR shall retain such overpayment until such Default is cured. This obligation survives the termination of this Lease.

     E. The amount of the Base Monthly Rent and the monthly Operating Expense payments beginning on the Commencement Date and continuing through the fourth month of the Term are as follows (Base Monthly Rent for the remainder of the Term is outlined in “Exhibit “C” – Special Stipulations”):

(1) Base Monthly Rent	$0.00
(2) Taxes	$4,886.00
(3) Insurance	$631.00
(4) Common Area Maintenance (CAM)	$2,028.00

Total Monthly Payment	$7,545.00

     As used herein, the term “Total Monthly Payment” shall include all subsequent adjustments pursuant to this Article 4. If this Lease shall commence on any date other than on the first day of a calendar month, or end on any date other than the last day of a calendar month, rent for such month shall be prorated on a daily basis. In the event of a partial calendar year, LESSEE’S Proportionate Share of the Operating Expenses shall be proportionately adjusted based on the number of days comprising such partial calendar year.

     LESSOR agrees to keep and maintain books and records reflecting the Operating Expenses in accordance with sound accounting principles consistently applied. LESSEE shall have the right, upon at least ten (10) days advance written notice to LESSOR (“Audit Notice”) and at LESSEE’S sole expense (except as expressly set forth in this Lease), to audit LESSOR’S books and records for the immediately preceding calendar year (but in no event for any calendar year prior to 2005) in order to verify actual Operating Expenses. Any such audit shall be performed during LESSOR’S normal business hours. No subtenant shall have any right to conduct an audit and no assignee shall conduct an audit for any period during which such assignee was not in possession of the Leased Premises. Such audit must be conducted by a certified public accountant who is not being compensated by LESSEE on a contingency fee basis. All information obtained through the LESSEE’S audit with respect to financial matters (including, without limitation, costs, expenses, income) and any other matters pertaining to LESSOR and/or the Building shall be held in strict confidence by LESSEE and its officers, agents, and employees; and LESSEE shall cause its auditor and any of its officers, agents, and employees to be similarly bound; provided, however, the disclosure of audit results to third parties shall be permitted on a reasonable need-to-know basis (subject to such third parties’ agreement if such third party is not a court or public or quasi-public body to preserve the confidentiality of the disclosed information in accordance with the terms hereof) and as may be required by court order, applicable security regulations, legal process or applicable law. Public disclosure is permitted if LESSEE in its reasonable discretion determines that such disclosure is necessary to comply with applicable security regulations. LESSOR shall have the right to dispute the result of any such audit by LESSEE. If LESSOR so disputes such audit, and if LESSOR and LESSEE are unable to resolve such dispute within thirty (30) days, then the dispute shall be submitted to a reputable independent accounting firm (“Firm”) reasonably acceptable to LESSOR and LESSEE for resolution. The reasonable determination of the Firm shall be binding on LESSOR and LESSEE. If the parties’ mutual agreement as to the Operating Expenses in question, or the determination of the Firm (as applicable), establishes that LESSEE underpaid or overpaid its Proportionate Share of Operating Expenses (as required pursuant to this Lease), then LESSOR shall refund to LESSEE any such overpayment, or LESSEE shall pay to LESSOR any such underpayment (as applicable), promptly upon the agreement of the parties or conclusion of such determination (as the case may be). In addition, if the Firm is engaged as provided hereinabove and the determination of such Firm establishes: (i) that LESSEE overpaid or underpaid its Proportionate Share of Operating Expenses by five percent (5%) or more, then (A) LESSOR shall pay all costs of engaging the Firm and LESSEE’S reasonable expenses in connection with such audit in case of any such overpayment, and (B) LESSEE shall pay all costs of engaging the Firm and LESSOR’S reasonable expenses in connection with such audit in case of any such underpayment; or (ii) that the variance was less than five percent (5%), LESSEE shall pay the entire cost of engaging the Firm and LESSOR’S reasonable expenses in connection with such audit. In all other circumstances (other than those provided in the immediately preceding sentence) each party shall pay its own expenses in connection with any such audit. Payment by LESSEE of Operating Expenses shall not be deemed to constitute a waiver by LESSEE of its rights to audit Operating Expenses.

5.	LATE CHARGES

     Time is of the essence regarding all amounts payable to LESSOR. All amounts due under this Lease shall be paid on or before the date due. LESSEE acknowledges that the late payment of Base Monthly Rent or any other amounts payable by LESSEE to LESSOR hereunder (all of which shall constitute additional rent to the same extent as the Base Monthly Rent) will cause LESSOR to incur administrative costs and other damages, the exact amount of which would be impracticable or extremely difficult to ascertain. LESSEE AND LESSOR agree that if LESSOR does not receive any such payment on or before five (5) business days after the date the payment is due, LESSEE shall pay to LESSOR, as additional rental, a late charge equal to five percent (5%) of the overdue amount to cover such additional administrative costs. This provision for a late charge shall be in addition to all of LESSOR’S other rights and remedies hereunder or at law or equity, and shall not be construed as liquidated damages.

6.	PURPOSE, USE AND OCCUPANCY; COMPLIANCE WITH LAWS

     A. The Leased Premises are leased for the purpose of, and shall be used and occupied for general office purposes and the purpose of receiving, storing, warehousing, shipping and selling products, materials and merchandise and for such other lawful purposes as may be incidental thereto, and for no other purpose. The Leased Premises shall not be used for any unlawful purpose nor in any manner creating a public or private nuisance or trespass. Neither sidewalks nor loading docks nor any other area outside the Leased Premises shall be used for sale, storage (other than outdoor trailer storage) or display (other than signage permitted under this Lease) in any manner whatsoever.

     B. LESSEE shall, at its sole cost and expense, obtain all licenses, certificates, permits and all other approvals necessary for such purpose, use and occupancy of the Leased Premises (other than the certificate of occupancy, which shall be LESSOR’S responsibility, at its sole cost and expense, as herein provided), and shall provide LESSOR with copies of same within thirty (30) days of LESSEE’S occupancy and additional copies as may be reasonably requested within five (5) days after written request. LESSEE shall comply with all governmental statutes, laws, ordinances and orders applicable to LESSEE’S specific use of the Leased Premises, all at LESSEE’S sole expense. LESSEE will not permit the Leased Premises to be used for any purpose or in any manner, or take any action or inaction, which would not be covered by the insurance described in Article 8 or Article 9 or which would render the insurance thereon void or voidable or the insurance risk significantly more hazardous. If there is any increase in the cost of any such insurance described in Article 8 or Article 9 directly resulting from LESSEE’S proposed or actual actions or inactions, LESSEE shall pay 1/12 of the amount of such annual increase on a monthly basis as a part of Operating Expenses.

     C. LESSEE and LESSEE’S agents, employees, contractors and invitees will comply fully with all requirements of the rules and regulations of the Building and/or project and related facilities which are attached hereto as Exhibit “D”, and made a part hereof as though fully set out herein. LESSOR shall at all times have the right to change such rules and regulations or to promulgate other rules and regulations in such reasonable manner as may be deemed advisable for safety, care, or cleanliness of the Building and/or project and related facilities or premises, and for preservation of good order therein, all of which rules and regulations, changes and amendments will be forwarded to LESSEE in writing and shall be carried out and observed by LESSEE; provided all changes and amendments are reasonable. LESSEE shall further be responsible for the compliance with such rules and regulations by the employees, servants, agents, visitors and invitees of LESSEE.

7.	RELEASE AND INDEMNITY, WAIVER OF SUBROGATION, RELEASE FROM NEGLIGENCE

     A. Subject to Section 7.B below, except for the gross negligence or the intentional act or omission of LESSOR or the wrongful failure of LESSOR to perform its obligations hereunder, LESSOR shall not be liable to LESSEE or those claiming by, through, or under LESSEE for any injury to or death of any person or persons or the damage to or theft, destruction, loss, or loss of use of any property or inconvenience (a “Loss”) caused by casualty, theft, fire, third parties, or any other matter (including Losses arising through repair or alteration of any part of the Building, or failure to make repairs, or from any other cause), regardless of whether the negligence of any party caused such Loss in whole or in part and occurring within the Leased Premises. Subject to Section 7.B below, LESSEE agrees to defend, indemnify and hold LESSOR, its employees, representatives, agents, contractors, patrons, invitees, and licensees harmless from any and all liability for and against any injury or damage relating to, arising from or connected with (i) the actions or inactions of LESSEE, its employees, agents, invitees, licensees or others under its control, in or about the Leased Premises; (ii) all costs, reasonable attorney’s fees, expenses and liability incurred by LESSOR in connection with any suit, claim or action or proceeding brought on account of the events and transactions described in the immediately preceding item (i); provided, however, LESSEE shall not be required to indemnify and hold LESSOR harmless from or against any such injury or damage caused by the gross negligence or intentional act or omission of LESSOR or the wrongful failure of LESSOR to perform its obligations hereunder. LESSOR shall not be liable or responsible for any loss of or damage to the property of LESSEE or others by theft, all of which property of LESSEE shall be insured or self-insured by LESSEE, at LESSEE’S sole cost and expense. LESSEE shall not be liable or responsible for any loss of or damage to the property of LESSOR or others by theft, all of which property of LESSOR shall be insured or self-insured by LESSOR. Subject to Section 7.B below, LESSOR agrees to defend, indemnify and hold LESSEE, its employees, representatives, agents, contractors, patrons, invitees, and licensees harmless from any and all liability for and against any injury or damage relating to, arising from or connected with (i) the actions or inactions of LESSOR, its employees, agents, invitees, licensees or others under its control, in or about the Common Areas; (ii) all costs, reasonable attorney’s fees, expenses and liability incurred by LESSEE in connection with any suit, claim or action or proceeding brought on account of the events and transactions described in the immediately preceding item (i); provided, however, LESSOR shall not be required to indemnify and hold LESSEE harmless from or against any such injury or damage caused by the gross negligence or intentional act or omission of LESSEE or the wrongful failure of LESSEE to perform its obligations hereunder.

     B. NOTWITHSTANDING ANYTHING IN THIS LEASE TO THE CONTRARY, LESSOR and LESSEE each hereby release each other and their employees from all loss or damage caused by perils required by this Lease to be insured through, by or under them, by way of subrogation or otherwise, even if such loss or damage shall have been caused by the actions or inactions of the other party or anyone for whom such party may be responsible, INCLUDING A LOSS OR DAMAGE CAUSED BY A PARTY’S NEGLIGENCE. LESSOR and LESSEE agree that they have obtained such a clause or endorsement in their respective insurance policies and shall use all commercially reasonable efforts to maintain such clause or endorsement in effect in their respective insurance policies at all times during the Term of this Lease. THIS SECTION RELEASES A PARTY FROM ITS OWN NEGLIGENCE IN CERTAIN CIRCUMSTANCES.

     C. The provisions of Articles 7.A. and 7.B. shall survive the lease Term with respect to all events, occurrences, series of events or occurrences, transactions, suits, claims or actions occurring during the Term of this Lease.

8.	LESSOR’S INSURANCE

     LESSOR shall procure insurance policies and charge a Proportionate Share of the premium cost to the LESSEE pursuant to Articles 4.D. and 4.E. of, casualty, liability and other insurance coverage for the Leased Premises, Land, Building and/or project of which the Leased Premises are a part, as is commercially practicable and customary. Such insurance shall include, but in no way be limited to (i) casualty insurance covering the Building in an amount of not less than full replacement cost, and (ii) insurance covering the releases and indemnities of LESSOR set forth in this Lease relating to negligence.

9.	LESSEE’S INSURANCE

     LESSEE, at its sole expense, shall obtain and maintain in full force and effect at all times during the Term the following insurance coverage: (a) worker’s compensation insurance; (b) “All Risk” fire and extended coverage insurance covering all contents, fixtures and improvements installed by LESSEE in the Leased Premises in an amount not less than 100% of their full replacement cost; (c) public general liability insurance against liability for property damage and personal injury suffered by anyone by reason of the use or occupancy of the Leased Premises with minimum limits of $1,000,000 on account of bodily injury to or death of one person, $1,000,000 on account of any one occurrence affecting more than one person and $500,000 on account of damage to property; and (d) insurance covering the releases and indemnities of LESSEE set forth in this Lease relating to negligence. All of such insurance shall be provided by an insurance company or companies with A.M. Best ratings of A-VII or better and licensed to do business in the state in which the property is located, shall name LESSOR as an additional insured (as to the liability policy), and shall be non-

cancelable except upon thirty (30) days written notice to LESSOR and any designees of LESSOR. Within ten (10) days after the date of this Lease, and thereafter within ten (10) days after written request, LESSEE shall provide certificates of insurance evidencing the aforementioned coverage, or other such evidence acceptable to LESSOR in its reasonable discretion.

10.	MAINTENANCE AND REPAIR BY LESSOR

     A. LESSOR at its own cost and expense, shall maintain, repair and replace only the roof, foundation and the structural components of the exterior walls of the Building in good repair, reasonable wear and tear excepted. The term “exterior walls” as used herein shall not include windows, glass or plate glass, doors, special storefronts, or office entries. LESSOR shall maintain proper functioning of the fire sprinkler system and shall conduct quarterly pressure tests and an annual hydrant test.

     B. [Intentionally Blank]

     C. LESSEE shall promptly give LESSOR written notice of any defect or need for repairs after which LESSOR shall have reasonable opportunity to repair same or cure such defect. LESSOR’S liability with respect to any defects, repairs or maintenance for which LESSOR is responsible under any of the provisions of this Lease shall be limited to the cost of such repairs or maintenance or the curing of such defect. Following notice (written or oral) to LESSEE (except in the event of an emergency, in which case no notice shall be required), LESSOR shall be allowed full access to the Leased Premises at reasonable times (or in the event of an emergency at any time) for the purpose of fulfilling or attempting to fulfill LESSOR’S obligations under this Article 10.

     D. LESSOR shall cause the Building’s mechanical, electrical, plumbing, sprinkler, HVAC and life-safety systems to be in good working order as of the Commencement Date.

     E. LESSOR agrees that if a defect (“HVAC System Defect”) in the Building’s HVAC system rendering same inoperable for its intended purpose is discovered by LESSEE prior to the twenty-fourth (24th) month following the Commencement Date (the “Second Anniversary”), LESSEE shall give LESSOR written notice thereof (“HVAC System Defect Notice”) on or prior to the Second Anniversary (time being of the essence with respect thereto). If LESSOR receives a HVAC System Defect Notice prior to the Second Anniversary, LESSOR shall, at its sole expense, expeditiously cause such HVAC System Defect to be repaired or remedied.

     F. Notwithstanding the foregoing, nothing contained in Article 10.E. shall: (i) require LESSOR to repair or remedy any HVAC System Defect to the extent such repair or remediation is necessitated due to the negligence, or intentional acts or omissions of, or misuse of the item requiring such repair or remediation by, LESSEE or its employees, agents, contractors or invitees; or (ii) require LESSOR to repair or remedy any HVAC System Defect if the coverage afforded by any warranty or maintenance/service contract relating to the item in question has been impaired or invalidated by LESSEE or its employees, agents or invitees; or (iii) require LESSOR to repair or remedy any HVAC System Defect with respect to which a HVAC System Defect Notice is not received by LESSOR on or prior to the Second Anniversary.

11.	MAINTENANCE AND REPAIR BY LESSEE; COMMON AREA MAINTENANCE

     A. LESSEE shall, at its sole expense, repair and maintain all parts of the Leased Premises, except those for which LESSOR is expressly responsible under this Lease, in good condition (reasonable wear and tear excepted), making all necessary repairs, maintenance and replacements, including but not limited to, ceiling tiles, windows, glass, doors, signs, office entries, railings, interior walls and finish work, floors and floor covering, heating and ventilation systems (subject to Article 10.E.), air conditioning systems (subject to Article 10.E.), dock boards and ramps, truck doors, dock bumpers, plumbing fixtures, termite and pest extermination, removal of trash and debris, interior handicap access areas, and shall keep the whole of the Leased Premises in a safe, clean and sanitary condition. LESSEE shall not cause or permit trash to accumulate in or around the Building due to the activities of LESSEE or its employees, agents or visitors.

     B. Intentionally Deleted.

     C. LESSEE shall not be obligated to repair any damage caused by fire, tornado or other Act of God or Force Majeure (as defined in Article 40 of this Lease) to the extent of insurance proceeds actually paid to LESSOR or which would have been paid to LESSOR if LESSOR carried the insurance required of LESSOR in Article 8, except that LESSEE shall be obligated to repair all wind damage to all glass and signage except with respect to tornado or hurricane damage.

     D. LESSEE shall not damage any demising wall or supports or disturb the integrity or support provided by any demising walls or supports and shall, at its sole expense, promptly repair any damage or injury to any demising wall or support caused by LESSEE or its employees, agents, contractors, invitees, licensees, patrons or others under its control.

     E. LESSOR shall operate and perform maintenance, repair, and replacement as necessary to the Common Areas. The Common Areas are the parts of the Land and Building outside of the Leased Premises, including, but not limited to, plumbing, drains, electrical systems, fire sprinkler systems, gutters, downspouts, exterior painting, trees, shrubs, landscaping, parking areas, driveways, sidewalks, curbs, bollards, loading areas, rail spur areas, private streets and alleys, lighting, hallways, and other areas and improvements provided by LESSOR outside the Leased Premises, exclusive of the roof, foundation and other structural components of the Building (which are addressed in Article 10), all of which shall be operated and maintained by LESSOR in a safe, clean and sanitary condition. LESSOR shall charge to LESSEE pursuant to Articles 4.D. and 4.E. LESSEE’S Proportionate

Share of the cost of operation and maintenance of the Common Areas (including, but not limited to, costs incurred for management fees not to exceed five percent (5%) of the annual total of Base Monthly Rent), including the costs of maintenance, personnel, lighting, utility consumption, water, sewage, painting, termite control, pest extermination, trash and debris removal, cleaning, inspecting and landscaping the Common Areas and lawn sprinkler systems costs, in each case incurred in the operation and maintenance of the Common Areas and which may be reasonably incurred by LESSOR. Common Areas expenses shall exclude the costs of any capital expenses, except those which, in Landlord’s good faith estimate, will reduce Common Area expenses or improve safety (and as to the amortized portion only as described below), and those made to keep the Building and the Land in compliance with governmental requirements enacted subsequent to the date hereof and applicable from time to time (and as to the amortized portion only as described below); provided, however it is agreed that each capital expenditure shall be amortized and charged as a Common Area expense over its useful life in accordance with generally accepted accounting principles, and provided further that if subsequent to any such expenditure LESSEE exercises any renewal option, the portion of the cost included within Common Area expenses shall be recalculated to include the length of the renewal term if such affects the generally accepted calculation of amortization.

     F. LESSOR reserves the right but is not obligated to perform necessary repairs to common sewage line plumbing and all other repairs, maintenance and replacements which are otherwise LESSEE’S obligation under this Article 11, and LESSEE shall, with respect to such items, be liable for and pay to LESSOR the cost of same within ten (10) days after written request and receipt of reasonable supporting documentation therefor.

     G. Intentionally Deleted.

     H. LESSEE shall, at its sole expense, enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor for servicing all hot water, heating, ventilation and air conditioning systems and other equipment within the Leased Premises. LESSOR reserves the right to approve or disapprove of any maintenance contract and the contractor(s) performing work on equipment serving the Leased Premises, but LESSOR’S approval shall not be unreasonably withheld, conditioned or delayed. The service contract must include all services recommended by the equipment manufacturer and must become effective and a copy thereof delivered to LESSOR without demand within thirty (30) days of the date of this Lease.

     I. Notwithstanding anything herein to the contrary, in no event shall LESSEE’S Proportionate Share of Controllable Operating Expenses (as defined below) in calendar year 2005 or any subsequent calendar year during the Term exceed 108% of LESSEE’S Proportionate Share of Controllable Operating Expenses applicable to the then prior calendar year, calculated on a cumulative basis. There shall be no limitation on LESSEE’S Proportionate Share of Non-Controllable Operating Expenses (as defined below). Assume, for example, LESSEE’S Proportionate Share of Controllable Operating Expenses for calendar year 2005 was $100.00. In calendar year 2006, LESSEE’s Proportionate Share of Controllable Operating Expenses would be the lesser of (i) LESSEE’s Proportionate Share of Controllable Operating Expenses for calendar year 2006, or (ii) $108.00 ($100.00 plus 8%). In calendar year 2007, LESSEE’s Proportionate Share of Controllable Operating Expenses would be the lesser of (i) LESSEE’s Proportionate Share of Controllable Operating Expenses for calendar year 2007, or (ii) $116.64 ($108 plus 8%). As used herein, the terms (a) “Controllable Operating Expenses” shall mean all Operating Expenses other than Taxes, insurance premiums, utility charges, snow and ice removal charges and other Operating Expenses outside the reasonable control of LESSOR; and (b) “Non-Controllable Operating Expenses” shall mean all Operating Expenses, other than Controllable Operating Expenses.

12.	UTILITIES

     LESSOR agrees to provide, at its sole expense, the connections to the Leased Premises for sewer, water, electricity, natural gas and telephone service; but LESSEE shall pay for all charges (excluding the cost of the Work Items and associated charges) for water, gas, heat, light power, telephone, sewer, fire sprinklers and all other utilities and services used on or from the Leased Premises, together with any taxes, assessments, deposits, surcharges or other additional charges, penalties or the like pertaining thereto and any repair and maintenance charges for utilities, and LESSEE shall furnish all electric light bulbs and tubes and elements. If any such services are not separately metered to LESSEE, LESSEE shall pay its Proportionate Share of the cost of such services pursuant to Articles 4.D. and 4.E. of all charges jointly metered with other tenants of the Building; provided, however, LESSOR shall have the right to charge LESSEE with a greater share of the cost of such services on an equitable basis to the extent LESSEE is using a disproportionately large amount of the services in relation to the other tenants of the Building and/or project. LESSOR reserves the right to cause any of said services to be separately metered to LESSEE at LESSEE’S sole expense. LESSOR shall not be liable or pay for any interruption, re-establishment or failure of utility services to the Leased Premises, except that LESSOR shall promptly cure any interruption caused by LESSOR’S negligence or willful misconduct.

13.	TAXES

     A. LESSEE shall pay LESSEE’S Proportionate Share pursuant to Articles 4.D. and 4.E., of all taxes, assessments and governmental charges of any kind and nature imposed upon the Leased Premises, Land and/or Building (referred to herein as “Taxes”). If at any time during the Term, there shall be levied, assessed or imposed on LESSOR a capital levy or other tax directly on the rents received from the Leased Premises, Land or Building and/or an assessment, levy or charge measured by or based, in whole or in part upon such rents from the Leased Premises, Land or Building, in which the Leased Premises is located, and such taxes, assessments, levies or charges do not exist as of the date hereof, then all such taxes, assessments, levies or charges, or the part thereof so measured or based, shall be deemed to be included within the term “Taxes.” Notwithstanding the foregoing, in no event shall Taxes include LESSOR’S income or franchise taxes.

     B. LESSEE shall be liable for and pay all taxes, assessments, levies and governmental charges imposed against any personal property or fixtures of LESSEE placed in the Leased Premises. If any such taxes, assessments, levies or governmental charges are against LESSEE’S property and (i) LESSOR pays same or (ii) the assessed value of LESSOR’S property is increased by inclusion of LESSEE’S personal property and fixtures and LESSOR pays all or part of same, then, within thirty (30) days after written request, LESSEE shall pay same to LESSOR.

     C. LESSOR shall have the option, but not the obligation, to pay any and all taxes, assessments, levies and charges (whether or not included in the aforementioned definition of Taxes) payable by LESSEE under this Lease or by law. If LESSOR does so, LESSEE shall pay to LESSOR the amount so paid within thirty (30) days after written request.

     D. LESSOR shall have the right to employ a tax consulting firm to attempt to assure a fair tax burden on the Leased Premises, Land and Building within the applicable taxing jurisdiction, and LESSEE’S Proportionate Share of the cost of such consultant shall be included as Taxes to be charged to LESSEE pursuant to this Article.

     E. LESSEE has no right to protest the real estate tax rate assessed against the Project and/or the appraised value of the Project determined by any appraisal review board or other taxing entity with authority to determine tax rates and/or appraised values (each a “Taxing Authority”). LESSEE hereby knowingly, voluntarily and intentionally waives and releases any right, whether created by law or otherwise, to (a) file or otherwise protest before any Taxing Authority any such rate or value determination even though LESSOR may elect not to file any such protest; (b) receive, or otherwise require LESSOR to deliver, a copy of any reappraisal notice received by LESSOR from any Taxing Authority; and (c) appeal any order of a Taxing Authority which determines any such protest. The foregoing waiver and release covers and includes any and all rights, remedies and recourse of LESSEE, now or at any time hereafter, under Section 41.413 and Section 42.015 of the Texas Tax Code (as currently enacted or hereafter modified) together with any other or further laws, rules or regulations covering the subject matter thereof. LESSEE acknowledges and agrees that the foregoing waiver and release was bargained for by LESSOR and LESSOR would not have agreed to enter into this Lease in the absence of this waiver and release. If, notwithstanding any such waiver and release, LESSEE files or otherwise appeals any such protest, then LESSEE will be in default under this Lease and, in addition to LESSOR’S other rights and remedies, LESSEE must pay or otherwise reimburse LESSOR for all costs, charges and expenses incurred by, or otherwise asserted against, LESSOR as a result of any tax protest or appeal by LESSEE, including, appraisal costs, tax consultant charges and attorneys’ fees (collectively, the “Tax Protest Costs”). If, as a result of LESSEE’S tax protest or appeal, the appraised value for the Project is increased above that previously determined by the Taxing Authority (such increase, the “Value Increase”) for the year covered by such tax protest or appeal (such year, the “Protest Year”), then LESSEE must pay LESSOR, in addition to all Tax Protest Costs, an amount (the “Additional Taxes”) equal to the sum of the following: (i) the product of the Value Increase multiplied by the tax rate in effect for the Protest Year; plus (ii) the amount of additional taxes payable during the five (5) year period following the Protest Year, such amount to be calculated based upon the Value Increase multiplied by the tax rate estimated to be in effect for each year during such five (5) year period. During the Term, LESSEE must pay all Additional Taxes — even those in excess of LESSEE’S proportionate share. The Additional Taxes will be conclusively determined by a tax consultant selected by LESSOR, without regard to whether and to what extent LESSOR may be able in years following the Protest Year to reduce or otherwise eliminate any Value Increase. All Tax Protest Costs and Additional Taxes must be paid by LESSEE within five (5) days following written demand by LESSOR. LESSOR shall exercise customary and reasonable practices in an effort to minimize real estate taxes assessed against the Building and Land, including without limitation, protesting the real estate tax rate assessed against the Building and Land and/or the appraised value of the Building and Land when appropriate.

14.	ALTERATIONS AND FIXTURES

     LESSEE shall not make any alterations, additions or improvements (“Alterations”) to the Leased Premises, Land or Building (including but in no way limited to roof and wall penetrations) without the express prior written consent of LESSOR (such consent not to be unreasonably withheld, conditioned or delayed). LESSEE may, without the consent of LESSOR, but at its sole expense and in a good workmanlike manner, erect such shelves, bins, machinery and trade fixtures (“Fixtures”), without altering the structural soundness, aesthetics or basic character of the Leased Premises, Land or Building or its walls, and in any case complying with all applicable governmental laws, ordinances, decisions, orders, decrees, regulations and other requirements. All Alterations and Fixtures erected by LESSEE that are affixed to the Leased Premises or the Building shall be and remain the property of LESSOR during the Term of this Lease; however, LESSEE shall, unless LESSOR otherwise elects in writing, remove all Alterations and Fixtures erected by LESSEE and restore the Leased Premises to its original condition (reasonable wear and tear excepted) by the end of the Term or upon earlier vacating of the Leased Premises, whichever comes first. Notwithstanding the foregoing, if LESSOR so elects in writing prior to the end of the Term of this Lease or upon LESSEE’S earlier vacating of the Leased Premises, such Alterations and Fixtures (other than trade fixtures) as LESSOR elects to have remain in the Leased Premises shall remain the property of LESSOR upon and after such end of the Term or LESSEE’S earlier vacating of the Leased Premises. All removals and restorations by LESSEE shall be accomplished in a good and workmanlike manner so as not to damage the Leased Premises, Land or Building or their structural, aesthetic or functional qualities, and LESSEE shall repair any such damage at its sole cost and expense.

15.	SIGNS AND SIGN REMOVAL

     After first obtaining express written approval from LESSOR (not to be unreasonably withheld, conditioned or delayed), LESSEE shall have the right to erect signs on the exterior walls of the Building in accordance with reasonable signage specifications established by LESSOR. Any such signs shall be securely attached parallel to the walls and shall be in keeping with the general scheme of the signs and aesthetic characteristics in the immediate vicinity of the Leased Premises and shall not be other than customary trade signs identifying the business of LESSEE. LESSEE shall not erect any sign over the public way, over the roofline or on the roof, nor paint or otherwise deface or alter the exterior walls of the Building or Leased Premises. The erection of any signs by LESSEE shall be subject to and in conformity with all applicable laws, zoning ordinances, and building restrictions, covenants of record and in accordance with LESSOR’S reasonable signage standards. On or before the end of the Term, LESSEE shall remove all signs thus erected, and shall repair any damage or disfigurement, and close any holes, caused by such removal.

16.	ASSIGNMENT OR SUBLETTING

     LESSEE may not assign this Lease or sublease the Leased Premises in whole or in part without LESSOR’S prior express written consent (except as expressly provided in Article 16.E. below) (such consent not to be unreasonably withheld, conditioned or delayed), and then only in accordance with and subject to the following conditions:

     A. If LESSEE desires to assign this Lease or sublet the Leased Premises in whole, then, at least ten (10) days prior to the proposed effective date of any assignment or sublease, the LESSEE shall deliver to LESSOR a written notice of intention to assign or to sublease, setting forth a proposed commencement date for the assignment or sublease and shall attach to such notice a copy of the proposed assignment or sublease agreement and all agreements collateral thereto. The LESSOR shall then have the right, to be exercised by giving written notice to LESSEE within ten (10) business days after receipt of LESSEE’S notice of intention to assign or sublease, to cancel and terminate this Lease, as of the day before the proposed effective date of the assignment or sublease; provided, however, if LESSOR so elects to cancel and terminate the Lease, LESSEE shall have the right to prevent such cancellation and termination by withdrawing its request for consent to the proposed assignment or subletting by delivery of a withdrawal notice to LESSOR within ten (10) business days following receipt of LESSOR’S notice of disapproval of the proposed assignment or subletting.

     B. In the event of the assignment of this Lease or sublease of all or any portion of the Leased Premises where the rental reserved in the assignment or sublease exceeds the rental or the pro-rata portion of the rental, as the case may be, for such space reserved in this Lease, LESSEE shall pay the LESSOR monthly, as additional rent, at the same time and at the same place as the monthly installments of rent hereunder, the excess of the rental reserved in the assignment or sublease over the rental reserved in this Lease applicable to the assigned or subleased space.

     C. None of LESSEE’S obligations to LESSOR under this Lease shall be waived, forfeited, compromised, released or novated regardless of any assignment or sublease, and any assignment or sublease shall be expressly subject to and in compliance with the provisions of this Lease. Further, as between LESSOR and LESSEE (and, if applicable, an assignee), the terms and conditions of this Lease shall take precedence over and control the provisions of any sublease or assignment to the extent of conflict or differing interpretation.

     D. LESSEE acknowledges and agrees that, among other matters, LESSOR has no obligation to consent to any assignment or subletting if: (a) [Intentionally Deleted]; (b) [Intentionally Deleted]; (c) a proposed assignee’s or subtenant’s business will impose a burden on the Building’s parking facilities, Common Areas or utilities that is greater (other than a de minimus increase) than the burden imposed by LESSEE, in LESSOR’S reasonable judgment; (d) the terms of a proposed assignment or subletting will allow the proposed assignee or subtenant to exercise a right of renewal, right of expansion, right of first offer, right of first refusal or similar right held by LESSEE, except to the extent expressly permitted in this Lease; (e) a proposed assignee or subtenant refuses to enter into a written assignment agreement or sublease, reasonably satisfactory to LESSOR, which provides that it will abide by (and, with respect to an assignee, assume) all of the applicable terms and conditions of this Lease accruing during the term of any assignment or sublease (except that in the case of a sublease, such subtenant’s rental obligations shall be as set forth in the sublease) and containing such other terms and conditions as LESSOR reasonably deems necessary; (f) the use of the Leased Premises by the proposed assignee or subtenant will not be for a use permitted by this Lease; (g) LESSEE is in Default at the time of the request; (h) LESSOR has sued or been sued by the proposed assignee or subtenant or has otherwise been involved in a legal dispute with the proposed assignee or subtenant; (i) the assignee or subtenant is involved in a business which is not in keeping with the then current standards of the Building; (j) the proposed assignee or subtenant is an existing tenant of the Building or is a person or entity then negotiating with LESSOR for the lease of space in the Building or another facility owned by LESSOR or an affiliate of LESSOR within the project of which the Leased Premises are a part; or (k) the assignee or subtenant is a governmental or quasi-governmental entity or an agency, department or instrumentality of a governmental or quasi-governmental agency. LESSEE acknowledges and agrees that the list set forth above has been included for illustration purposes only and does not represent the sole or exclusive basis upon which LESSOR may reasonably withhold LESSOR’S consent to any assignment or subletting.

     E. Notwithstanding the foregoing, LESSEE may assign this Lease or sublease all or part of the Leased Premises (a “Transfer”) to the following types of entities (each, a “Permitted Transferee”) without the written consent of LESSOR (each, a “Permitted Transfer”), provided that the conditions set forth below are satisfied:

   (1) any person or entity who or which controls, is controlled by, or is under common control with LESSEE;

   (2) any entity in which or with which LESSEE, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of entities, so long as (A) LESSEE’S obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; and (B) the net worth of the surviving or created entity is not less than the net worth of LESSEE as of the date of the Permitted Transfer; or

   (3) any corporation acquiring all or substantially all of LESSEE’S assets if such corporation’s net worth after such acquisition is not less than the net worth of LESSEE as of the date of the Permitted Transfer.

LESSEE shall promptly notify LESSOR of any such Permitted Transfer. As a condition precedent to any Permitted Transfer, the proposed Permitted Transferee must deliver to LESSOR a written agreement whereby it expressly assumes the LESSEE’S obligations hereunder; however, any transferee of less than all of the space in the Leased Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Permitted Transfer, and only to the extent of the rent it has agreed to pay LESSEE therefor. The occurrence of a Permitted Transfer shall not waive LESSOR’S right as to any subsequent Transfer. As used herein, “net worth” shall mean the excess of total assets over total liabilities (in each case, determined in accordance with generally accepted accounting principles) excluding from the determination of total assets all assets which would be classified as intangible assets under generally accepted accounting principles, including, without limitation, goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. Any subsequent Transfer by a Permitted Transferee shall be subject to LESSOR’S prior written consent (which consent shall not be unreasonably withheld or delayed).

17.	DAMAGE OR DESTRUCTION

     A. Subject to Article 17.E. below, if, at any time prior to the Commencement Date or during the Term, the Leased Premises or the Building should be destroyed or damaged to any extent which may require repairs in an amount in excess of thirty percent (30%) of the replacement cost of the Leased Premises or the Building, LESSOR shall have the right and option of either:

   (1) Immediately terminating this Lease (by written notice to LESSEE), in which case neither party shall have any rights against the other party from and after the occurrence or destruction except those arising from this Lease; or

   (2) Expeditiously repairing or rebuilding such damaged or destroyed portions of the Leased Premises or Building in substantially the same or better condition as immediately prior to the destruction or damage, in which event rental shall be reduced proportionately to the loss of actual physical occupancy suffered by LESSEE, provided that, if such damage was the direct result solely of the gross negligence or willful misconduct of LESSEE, its employees, agents, invitees, licensees, or others under its control, rental shall not be reduced during such period.

     B. Subject to Article 17.E. below, if during the Term there should be any such damage or destruction, but to an extent less than the said thirty percent (30%) of the replacement cost as discussed above, this Lease shall continue and LESSOR shall expeditiously repair or rebuild the damaged or destroyed portions of the Leased Premises as set forth in Article 17.A. above, and the rent shall be reduced in proportion to the actual loss of physical occupancy suffered by LESSEE for the period of the repair or rebuilding, provided LESSOR shall have no obligation to spend or incur costs for such repair or rebuilding in excess of the insurance proceeds actually paid to LESSOR.

     C. Intentionally Deleted.

     D. Subject to Article 17.E. below, within forty five (45) days after the occurrence of any damage or destruction which gives rise to the option of LESSOR to terminate or repair or rebuild, LESSOR has not given LESSEE notice of its decision, then this Lease shall continue in full effect, the option by LESSOR to terminate this Lease shall be deemed to have been waived, and LESSOR shall expeditiously repair or rebuild the Leased Premises, provided LESSOR shall have no obligation to spend or incur costs for such repair or rebuilding in excess of the insurance proceeds actually paid to LESSOR.

     E. Notwithstanding anything herein to the contrary, in the event that the Leased Premises are damaged or destroyed by fire or other casualty so as to materially impair the use and occupancy by LESSEE of the Leased Premises for the purposes contemplated hereunder, then LESSOR shall be obligated to provide written notice (the “Restoration Notice”) to LESSEE within forty-five (45) days of such event of casualty stating a good faith estimate, certified by an independent architect, of the period of time (the “Stated Restoration Period”) which shall be required for the repair and restoration of the Leased Premises. LESSEE shall have the right, at its election, to terminate the Lease if either (i) the Stated Restoration Period shall be in excess of one hundred forty (140) days following the event of casualty and LESSEE terminates this Lease with written notice thereof to LESSOR within ten (10) business days following delivery of the Restoration Notice, or (ii) LESSOR shall fail to substantially complete the repair and restoration of the Leased Premises within the Stated Restoration Period and LESSEE delivers written notice of such termination to LESSOR within ten (10) business days following the expiration of the Stated Restoration Period.

18.	CONDEMNATION

     A. If, at any time during the Term, (a) title to the entire Land should become vested in a public or quasi-public authority by virtue of the exercise of expropriation, condemnation or other power in the nature of eminent domain, or by voluntary transfer from the owner of the Land under threat of such a taking, or (b) if less than the entire Land be thus taken, or transferred in lieu of such a taking, but it would be legally and commercially unreasonable for LESSEE to occupy and enjoy the Leased Premises remaining, and unreasonable for LESSEE to conduct his trade or business therein, or then in either event, the Term shall end as of the time of such vesting of title, after which neither party shall be further obligated to the other except for occurrences antedating such taking.

     B. Should there be such a partial taking or transfer in lieu thereof, but not to such an extent as to make such continued occupancy and operation by LESSEE unreasonable, then this Lease shall continue on all of its same terms and conditions subject only to a reduction in rent as may be fair and equitable. It is provided, however, that LESSOR and LESSEE shall each have the right and option to terminate this Lease in the event there is a partial taking or transfer in lieu thereof which affects a portion of Land to the extent that, in LESSOR’S or LESSEE’S reasonable opinion, it is commercially impractical to continue the operation of the Building or the project in a manner that will justify the continuation of this Lease.

     C. In the event of any such taking or private purchase in lieu thereof, all compensation awarded for any taking (or sale proceeds in lieu thereof) of the fee or leasehold interest shall be the property of LESSOR, and LESSEE shall have no claim thereto, the same being hereby expressly waived by LESSEE. Any amounts specifically awarded or agreed upon by LESSEE and the expropriating authority for the taking of LESSEE’S removable trade fixtures shall be the property of LESSEE. LESSEE further grants LESSOR exclusive authority to negotiate with any such authority for payment both with respect to the interest of LESSOR and the leasehold interest of LESSEE in the Leased Premises.

19.	ENTRY DURING TERM

     A. LESSOR shall have the right to enter the Leased Premises throughout the Term during LESSEE’S regular hours of operation (except in the case of an emergency when LESSOR may enter at any time) for the following purposes: (1) inspecting the general condition and state of repair of the Leased Premises; (2) performing such maintenance and other obligations as may be required or permitted by this Lease of LESSOR; (3) showing the Leased Premises to any prospective purchasers, lenders; (4) showing the leased premised to prospective tenants during the last six (6) months of the Term or in the event of Default by LESSEE, at any time; (5) taking any emergency action which LESSOR in its reasonable discretion deems necessary to protect the Leased Premises, Land or Building; (6) determining whether there has been a Default under this Lease; and (7) any other reasonable purposes.

     B. If this Lease is not renewed or extended within one hundred twenty (120) days prior to the end of the Term, LESSOR, its officers, agents or assigns, shall have the right to erect on or about the Leased Premises a customary sign advertising the Leased Premises, Building and/or Land for lease or for sale; and shall likewise have the right to enter the Leased Premises for the purpose of showing the Leased Premises to prospective tenants.

20.	DEFAULT

     The following, whether one or more and whether occurring together or separately, shall each be considered a breach and default by LESSEE under and of this Lease following the expiration of any applicable cure period (“Default”): (i) failure to pay all or part of any amount payable under this Lease within ten (10) days following written notice to LESSEE of such failure; provided, however, that LESSOR shall not be required to send such written notice to LESSEE more than twice in any one calendar year and after such two (2) written notices, LESSOR shall have no obligation to give LESSEE written notice of any subsequent default during the remainder of such calendar year and LESSEE’S failure or refusal to timely pay all or any part of any amount payable under this Lease within five (5) days after the same shall be due during the remainder of such calendar year shall constitute a Default; (ii) failure, for any reason whatsoever, of LESSEE to perform or effect performance of any of the other terms, conditions, obligations, agreements or covenants to be observed or performed by LESSEE under this Lease, within thirty (30) days after written notice to LESSEE of its failure to do so; provided, however, that in the event LESSEE’S failure to perform or effect performance of any of the other terms, conditions, obligations, agreements or covenants to be observed or performed by LESSEE under this Lease cannot reasonably be cured within thirty (30) days following written notice to LESSEE, LESSEE shall not be in default if LESSEE commences to cure same within the thirty (30) day period and thereafter diligently prosecutes the curing thereof to completion; (iii) failure, without any grace period, to comply with the provisions of Article 28 entitled “Environmental Hazards”; (iv) LESSEE or any officer, agent, successor, employee, director, legal representative or assign of LESSEE shall falsify any report or information furnished to LESSOR; (v) LESSEE or any guarantor of this Lease shall become bankrupt or insolvent or file or have filed against it any debtor or bankruptcy proceeding pursuant to any statute, either of the United States or of any state, or for the reorganization or for the appointment of a receiver or trustee of all or a material portion of its property and such case, proceeding or other action (a) results in the entry of an order for relief against it which is not fully stayed within seven (7) business days after the entry thereof or (b) remains undismissed for a period of one hundred twenty (120) days; (vi) LESSEE or any guarantor of this Lease makes an assignment for the benefit of creditors, or petitions for or enters into a plan of arrangements; and (vii) LESSEE shall abandon the Leased Premises or suffer this Lease to be seized or otherwise taken under any levy, turnover order, writ of execution or any other order, decree, writ or judgment.

21.	REMEDIES

     A. Upon each occurrence of Default, LESSOR shall have the option to pursue, at any time and from time to time, any one or more of the following remedies, and/or any other remedy provided by law or in equity, without any notice or demand (except as expressly provided herein), LESSEE specifically waiving any municipal, county, state or federal law to the contrary:

   (1) Terminate this Lease; and/or

   (2) Enter upon and take possession of the Leased Premises with or without terminating this Lease; and/or

   (3) Alter and/or change all locks and other security devices at the Leased Premises with or without terminating this Lease;

and in any such event LESSEE immediately shall surrender possession of the Leased Premises to LESSOR, and if LESSEE fails so to do, LESSOR may enter upon and take possession of the Leased Premises and expel or remove LESSEE and LESSEE’S property and any other person and property occupying such Leased Premises or any part thereof, without service or notice or resort to legal process and being liable for prosecution or any claim of damages therefor, including but in no way limited to trespass or loss or damage to persons or property.

     B. If LESSOR terminates this Lease due to a Default following expiration of any applicable cure period, LESSEE shall be liable for and shall pay to LESSOR within five (5) days after written request the sum of all Base Monthly Rent and other payments owed to LESSOR hereunder accrued through the date of such termination, plus an amount equal to (1) the present value (using a discount rate equal to the 90 day U.S. Treasury Bill rate at the date of such determination) of the remaining Total Monthly Payment payments for the remaining portion of the Lease, calculated as if the Term expired on the date set forth in Article 2, less (2) the then present fair market rental value of the Leased Premises remaining for such period.

     C. If LESSOR repossesses the Leased Premises without terminating this Lease, LESSEE, at LESSOR’S option, shall be liable for and shall pay LESSOR within five (5) days after written request all of the Total Monthly Payment and other payments owed to LESSOR accrued through the date of such repossession, plus all amounts required to be paid by LESSEE to LESSOR under this Lease through the date of expiration of the Term diminished by all amounts received by LESSOR through reletting the Leased Premises for the remainder of the Term. Actions to collect amounts due by LESSEE to LESSOR under this Article 21.C. may be brought from time to time, on one or more occasions, without the necessity of LESSOR’S waiting until expiration of the Term.

     D. Upon Default, in addition to any amount provided to be paid herein, LESSEE also shall be liable for and shall pay to LESSOR (i) brokers’ fees incurred by LESSOR in connection with reletting the whole or any part of the Leased Premises; (ii) the costs of removing and storing LESSEE’S or other occupant’s property; (iii) the costs of repairing, altering, remodeling or otherwise putting the Leased Premises and the fixtures, equipment and systems located therein into condition acceptable to a new tenant; and (iv) all reasonable expenses and fees, including but in no way limited to attorney’s fees, incurred by LESSOR in enforcing or defending LESSOR’S rights and/or remedies, (v) interest at the rate of twelve percent (12.00%) per annum on all sums due and owed to LESSOR by virtue of any provision of this Lease including without limitation, Base Monthly Rent and late charges, from the time they are due and payable until they are paid.

     E. LESSEE acknowledges that LESSOR has entered into this Lease in reliance upon, among other matters, LESSEE’S agreement and continuing obligation to pay all rent due throughout the Term. Upon termination of LESSEE’S right to possession of the Leased Premises due to a Default, LESSOR shall use reasonable efforts to relet the Leased Premises; provided, however, that, LESSEE agrees that LESSOR has no obligation to: (i) relet the Leased Premises prior to leasing any other space within the Building; (ii) relet the Leased Premises (A) at a rental rate or otherwise on terms below market, as then determined by LESSOR in its reasonable discretion; (B) to any entity not satisfying LESSOR’S then standard financial credit risk criteria; (C) for a use (1) not consistent with LESSEE’S use prior to the Default; (2) which would violate then applicable law or any restrictive covenant or other lease affecting the Building; (3) which would impose a greater burden upon the Building’s parking, HVAC or other facilities; and/or (4) which would involve any use of Hazardous Materials; (iii) divide the Leased Premises, install new demising walls or otherwise reconfigure the Leased Premises to make same more marketable; (iv) pay any reasonable leasing or other commissions arising from such reletting, unless LESSEE unconditionally delivers LESSOR, in good and sufficient funds, the full amount thereof in advance; (v) pay, and/or grant any allowance for, tenant finish or other costs associated with any new lease, even though same may be amortized over the applicable lease term, unless LESSEE unconditionally delivers LESSOR, in good and sufficient funds, the full amount thereof in advance; and/or (vi) relet the Leased Premises, if to do so, LESSOR would be required to alter other portions of the Building, make ADA-type modifications or otherwise install or replace any sprinkler, security, safety, HVAC or other Building operating systems.

     F. If LESSOR repossesses the Leased Premises, LESSOR shall have the right to (i) keep in place and use or (ii) remove and store all of the furniture, fixtures, equipment and other contents located at the Leased Premises, including that which is owned by or leased to LESSEE at all times prior to any foreclosure or repossession by LESSOR or third party having a lien thereon. LESSOR also shall have the right to relinquish possession of all or any portion of such furniture, fixtures, equipment and other property to any person (“Claimant”) who presents to LESSOR a copy of any instrument represented by Claimant to have been executed by LESSEE (or any predecessor of LESSEE) granting Claimant the right under various circumstances to take possession of such furniture, fixtures, equipment or other property, without the necessity on the part of LESSOR to inquire into the authenticity or legality of said instrument. The rights of LESSOR herein stated shall be in addition to any and all other rights that LESSOR has or may hereafter have at law or in equity; and LESSEE stipulates and agrees that the rights granted LESSOR are commercially reasonable.

     G. LESSEE AND LESSOR WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN LESSOR AND LESSEE ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

22.	CONDITION AT TERMINATION AND KEYS

     The Leased Premises and keys to same shall be surrendered to LESSOR, broom clean (free of all debris and property of LESSEE), no later than 5:00 o’clock p.m. on the last day of the Term, with the entire Leased Premises in good repair, reasonable wear and tear and damage by casualty excepted (except as provided to the contrary in this Lease), and with all equipment and systems in good operating condition. Should LESSEE surrender the Leased Premises or the equipment or systems in other than the above specified condition, LESSEE hereby grants LESSOR the right to have the Leased Premises placed in such condition and LESSEE agrees to pay the actual, reasonable cost of such reconditioning, as well as the Total Monthly Payment for the period necessary to accomplish same, within ten (10) days after written request to LESSEE. At the end of the Term, LESSEE shall surrender all keys to LESSOR at the place then fixed for the payment of rent or such other location as reasonably specified by LESSOR in writing. All obligations of the LESSEE contained in this Article 22 shall survive the end of the Term. Notwithstanding any provision in this Lease to the contrary, all personal property of LESSEE that shall remain in the Leased Premises after the vacation of the

Leased Premises by LESSEE shall be deemed abandoned, shall thereupon, at the election of LESSOR, become the property of LESSOR, and the LESSOR may dispose of such property in any way at any time, without notice, as LESSOR sees fit without liability or payment for same or damage thereto to LESSEE, at LESSEE’S sole expense.

23.	HOLDING OVER

     If, for any reason, LESSEE retains possession of the Leased Premises after the termination of the Term, such possession shall be subject to immediate termination by LESSOR at any time, and all of the other terms and provisions of this Lease (excluding any expansion or renewal option or other similar right or option) shall be applicable during such holdover period, except that LESSEE shall pay LESSOR from time to time, upon demand, as Base Monthly Rent for the holdover period, an amount equal to one hundred fifty percent (150%) of the Base Monthly Rent in effect on the termination date, computed on a monthly basis for each month or part thereof during such holding over. All other payments shall continue under the terms of this Lease. In addition to the foregoing, LESSEE shall be liable for all damages incurred by LESSOR as a result of such holding over, such damages to include, without limitation, LESSOR’S loss of rental income from one or more prospective tenants for the Leased Premises due to LESSEE’S failure to timely vacate the Leased Premises. No holding over by LESSEE, whether with or without consent of LESSOR, shall operate to extend this Lease and this Article 23 shall not be construed as consent for LESSEE to retain possession of the Leased Premises.

24.	FINANCIAL STATEMENTS

     If LESSEE’S financial statements cease to be publicly available, then within ten (10) days after written request, LESSEE shall furnish to LESSOR copies of LESSEE’S income statements and balance sheets covering LESSEE’S last four (4) quarterly accounting periods, and shall include all corresponding notes, comments, opinions and statements and such financial information shall be certified once per annum by LESSEE or a Certified Public Accountant to be materially accurate.

25.	SUBORDINATION AND ATTORNMENT

     A. LESSEE agrees that this Lease is and shall remain subject to and subordinate to all present and future mortgages, deeds to secure debt, deeds of trust, security agreements, financing statements and all other security instruments and other similar encumbrances (the “Encumbrances”) affecting the Land or the Building, or any part thereof, and within ten (10) days after written request, LESSEE shall execute, acknowledge, verify and deliver to LESSOR such certificate(s), letters, representations and agreements in writing as LESSOR or its lender may reasonably request, acknowledging the subordination of this Lease to such Encumbrances. Notwithstanding the foregoing, any such lender may at any time subordinate its Encumbrance to this Lease, without notice or LESSEE’S consent, and thereupon this Lease shall be deemed prior to such Encumbrance without regard to their respective dates of execution, delivery or recording and in that event such lender shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such Encumbrance and had been assigned to such lender. LESSEE hereby irrevocably appoints LESSOR as LESSEE’S attorney-in-fact, coupled with an interest, and grants LESSOR power of attorney to subordinate LESSEE’S interest under this Lease to all Encumbrances on the Land and the Building, and any part thereof; provided that such subordination contains reasonable non-disturbance protection.

     B. Nothing in this Lease shall in any manner restrict LESSOR’S right to assign or encumber this Lease in its sole discretion. Should the LESSOR assign this Lease or should LESSOR enter into Encumbrances affecting all or any portion of the Leased Premises and should the holder(s) of such Encumbrances succeed to the interest of LESSOR, LESSEE shall be bound to any such holder under all the terms, covenants and conditions of this Lease, and LESSEE shall promptly attorn to such holder as LESSOR under this Lease.

     C. Notwithstanding any contrary provision contained herein, LESSOR shall attempt to obtain from LESSOR’S current mortgagee a non-disturbance and attornment agreement substantially in the form attached hereto as Exhibit “F” and made a part hereof for all purposes (the “SNDA”). If LESSOR does not deliver the fully executed SNDA to LESSEE by not later than the date five (5) business days from the date hereof, LESSOR or LESSEE may terminate this Lease by not later than the date eight (8) business days from the date hereof by written notice to the other, in which event this Lease shall terminate, all prepaid sums (including the Security Deposit) shall be refunded to LESSEE and the parties shall have no further obligations hereunder. LESSEE shall execute the SNDA promptly after receiving the counterpart executed by LESSOR and the named Lender. In addition, notwithstanding any contrary provision contained herein, the subordination of this Lease to any mortgage, deed of trust or other lien hereafter placed upon the Leased Premises and LESSEE’S agreement to attorn to the holder of such mortgage, deed of trust or other lien as provided in this Article 25 shall be conditioned upon such holder’s entering into a non-disturbance and attornment agreement providing LESSEE with substantially the same protection as to LESSEE’S use and enjoyment of LESSEE’S leasehold estate, use, possession, tenancy and other rights hereunder as is afforded LESSEE under the form instrument attached hereto as Exhibit “F”.

26.	EXCULPATION

     LESSEE agrees that LESSEE shall look solely to LESSOR’S interest in the Leased Premises, Land and Building for the satisfaction of any claim, judgment, decree, decision, or ruling lawfully requiring the payment of money by LESSOR, and no other property or assets of LESSOR, its officers, directors, agents, employees, partners, owners, shareholders, successors, assigns or legal representatives, shall be subject to lien, levy, execution or other enforcement procedure for the satisfaction of any such claim, judgment, injunction, decree, decision or ruling, nor shall any of the foregoing individuals have any personal liability, whether jointly, individually or derivatively, for any obligation of or any claim against LESSOR.

27.	ESTOPPEL REPRESENTATIONS

     Within ten (10) business days after written request from a party hereto, the other party shall execute, acknowledge, verify and deliver to the requesting party or its designee written statements certifying that this Lease is in full force and effect (and, if there has been a modification thereof, that the same is in full force and effect as modified), that there are no uncured defaults (or if any such default exists, the specific nature and extent thereof), the date to which any rent or other charges have been paid in advance, if any, that all tenant finish allowances and related costs owed by LESSOR have been paid in full (or, if not, the specific amount owed) and such other matters as the requesting party may, in its reasonable discretion request. It is understood and agreed that each party’s obligation to furnish each estoppel certificate in a timely fashion is a material inducement for the execution of this Lease. No cure or grace period provided in this Lease shall apply to the obligations to timely deliver an estoppel certificate.

28.	ENVIRONMENTAL HAZARDS

     A. The term “Hazardous Substances”, as used in this Lease shall mean all pollutants, contaminants, explosives, flammable materials, compressed materials, corrosives and toxic, radioactive and hazardous materials, and all other substances, the use, containment, existence, monitoring, transporting, maintenance prevention and/or removal of which is monitored, restricted, prohibited or penalized by an “Environmental Law”, which term shall mean all federal, state or local laws, ordinances, statutes, orders, directives and decrees, and all orders, directives, rulings, rules, regulations and decisions of a governmental or quasi-governmental authority, and all decisions, orders, decrees and judgments of a judicial or quasi-judicial body, and all rules, regulations, rulings, orders, directives and decisions of any regulatory or quasi-regulatory body relating to the foregoing or the pollution, contamination, regulation, monitoring, cleansing or protection of the environment. LESSEE hereby agrees that: (i) no activity or inactivity will be conducted on the Leased Premises that will produce any Hazardous Substances, except for such activities that are part of the ordinary course for LESSEE’S business activities and which are conducted in accordance with all Environmental Laws and have been expressly and specifically approved in advance in writing by LESSOR in its sole discretion (“Permitted Activities”); LESSEE shall be responsible for obtaining any required permits, certificates (excluding the Certificate of Occupancy), variances and all approvals and for paying any fees and providing any testing required by any governmental agency related to LESSEE’S specific use of the Leased Premises; (ii) the Leased Premises will not be used in any manner for the storage of any Hazardous Substances except for the temporary storage of “Permitted Materials” (as defined in Article 28.B.), which are properly stored in a manner and location meeting all Environmental Laws and are expressly and specifically approved in advance in writing by LESSOR in its sole discretion; (iii) no portion of the Leased Premises will be used as a landfill, waste disposal facility, waste storage facility or a dump; (iv) there will be no installation of any above ground or underground tanks or other storage facilities of any type; (v) LESSEE will not cause or permit any surface or subsurface conditions to exist or come into existence that constitute, or with the passage of time may constitute a public or private nuisance; (vi) there will be no Hazardous Substances brought onto the Leased Premises, except for the Permitted Materials, and if so brought or found located thereon, the same shall be immediately removed by LESSEE, with proper disposal pursuant to all Environmental Laws, and all required cleanup procedures shall be diligently undertaken pursuant to all Environmental Laws. LESSOR shall have the right but not the obligation to enter the Leased Premises during LESSEE’S regular business hours (except in case of an emergency when LESSOR may enter at any time) for the purpose of inspecting the storage, use and disposal of Permitted Materials to ensure compliance with this Lease and all Environmental Laws. Should it be determined, in LESSOR’S sole discretion, that said Permitted Materials are being improperly stored, used, or disposed of, then LESSEE shall take such corrective action in accordance with Environmental Law within 24 hours after written demand from LESSOR. If such corrective action is not so taken, LESSOR shall have the right, but not the obligation, to perform such work and LESSEE shall reimburse LESSOR for all costs associated with said work within ten (10) business days after written request. If at any time during or after the Term, the Leased Premises are found to be so contaminated or subject to said conditions, LESSEE shall immediately institute proper and thorough cleanup procedures in accordance with Environmental Law at LESSEE’S sole cost, and LESSEE agrees to indemnify and hold LESSOR harmless from all claims, demands, actions, liabilities, costs, expenses, damages and obligations of any nature arising from, in connection with or as a result of said conditions caused by LESSEE or LESSEE’S employees, agents, contractors or invitees. If such corrective action is not so taken, LESSOR shall have the right, but not the obligation, to perform such work and LESSEE shall reimburse LESSOR for all costs associated with said work within ten (10) business days after written request. At the expiration or earlier termination of the Lease, if LESSOR has good reason to believe that LESSEE violated the provisions of this Section 28, LESSOR shall have the right, at its option and at LESSEE’S sole cost and expense, to undertake an environmental assessment of the Leased Premises to determine LESSEE’S compliance with all Environmental Laws. LESSOR and LESSEE agree that LESSOR’S receipt of or satisfaction with any environmental assessment in no way waives any rights that LESSOR holds against LESSEE. The foregoing indemnification and the responsibilities of LESSEE in this Article 28 shall survive the end of the Term.

     B. PERMITTED MATERIALS:

        Cleaning agents and materials incidental to Lessee’s business
        De minimis items incidental to LESSEE’S business

     C. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, LESSEE shall have no responsibility or liability relating to or arising from the existence of Hazardous Substances located in or on the Building, the Leased Premises or any part of the Land unless LESSEE or LESSEE’S employees, agents, contractors or invitees create, place or dispose of Hazardous Substances in or on the Building, the Leased Premises or any part of the Land.

29.	PROHIBITION OF LIENS

     LESSEE has no authority, express or implied, to create, place or allow any lien or encumbrance of any kind or nature whatsoever upon the Leased Premises, Land or Building, or in any manner to bind the interest of LESSOR or

LESSEE in the Leased Premises, Land or Building or to charge any amount payable under this Lease for any claim in favor of any person dealing with LESSEE, including those who may furnish materials or perform labor for any construction or repairs. LESSEE agrees that it will pay or cause to be paid all sums for labor performed or materials furnished in connection with any work performed on the Leased Premises by or on behalf of LESSEE (except as otherwise provided herein in Exhibit “C”), and that it will save and hold LESSOR harmless from any and all loss, cost or expense based on or arising out of asserted claims or liens against the Leased Premises, Land or Building or against the right, title and interest of the LESSOR in the Leased Premises, Land or Building or under this Lease. LESSEE agrees to give LESSOR written notice within five (5) days of the placing of any lien or encumbrance against the Leased Premises, Land or Building caused by LESSEE.

30.	LESSOR’S LIEN

     LESSOR hereby waives any statutory or contractual lien (excluding judgment liens) on the goods, wares and equipment of LESSEE in the Leased Premises and shall sign such confirmations of the foregoing as LESSEE shall reasonably request. The foregoing waiver shall not waive, release or otherwise affect any unsecured claim that LESSOR may have against LESSEE.

31.	PROPORTIONATE SHARE

     “Proportionate Share”, as used in this Lease, shall mean the percentage which is the ratio of the rentable square feet of the Leased Premises to the total rentable square feet contained in the Building. The Proportionate Share as of the date of the Lease is one hundred percent (100%).

32.	SEVERABILITY

     If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent and for any reason, be declared invalid or unenforceable by a court of law or regulatory agency, the remainder of this Lease and the application of such term, covenant or condition to persons or circumstances other than those which or to which such may be held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Lease shall be valid and enforceable to the fullest extent permitted by law.

33.	FURNISHING NOTICE

     Any notice, demand, request or writing which shall be required or permitted under this Lease must be in writing and (i) delivered in person or by courier or (ii) deposited, postage prepaid, return receipt requested in the US Mail, certified or registered, or (iii) via a nationally recognized overnight delivery service, and addressed to:

LESSOR:	Sealy TA Texas, L.P.
Attn: Mark P. Sealy
Sealy & Company, Inc.
333 Texas Street, Suite 1050
Shreveport, Louisiana 71101

Telephone No.: 318-222-8700
Telecopier No.: 318-222-4124

LESSEE:	Legal Notice Address:
Legal Department
Emerson Radio Corp.
9 Entin Road
Parsippany, New Jersey 07054-0430

Telephone No.: 973 428-2026 / 973 428-2074
Telecopier No.: 973 428-2010

LESSEE Billing Address:
Emerson Radio Corp.
Attn: Frank Guerriero
9 Entin Road
Parsippany, New Jersey 07054-0430

Telephone No.: 973-428-2020
Telecopier No.: 973-428-2019

On-Site Contact Address:
Emerson Radio Corp.
Attn: Rodney Powers
5101 Statesmen Drive
Irving, Texas 75063

Telephone No.: To Be Provided in Suite Acceptance Memorandum
Telecopier No.: To Be Provided in Suite Acceptance Memorandum

or such other address or name as LESSOR or LESSEE shall have most recently designated by written notice. Any notice, demand or request hereunder shall be deemed to have been received on the date of delivery, if delivered in person or by courier, or on the date of receipt on the return receipt, if delivered by US Mail or overnight delivery service.

34.	TITLES

     Notations or titles appearing in this Lease are provided merely for ease of reference, and the parties hereto expressly acknowledge and agree that such notations and titles do not constitute a part of this Lease, have no legal effect whatsoever in determining the rights or obligations of parties and shall have no bearing upon the meaning or interpretation of this Lease or any portion of it.

35.	NON-WAIVER

     The failure by either party to act upon a specific default, failure or breach of any term, covenant or condition in this Lease (whether once or more) is not and will not be intended to be, and shall not be deemed to be a surrender of the Leased Premises or a waiver, forfeiture, compromise, release or novation of such term, covenant, or condition nor of any subsequent default, failure or breach of the same or any other term, covenant or condition of this Lease. Any acceptance by a party of any amount of money is not intended to be, nor shall be deemed to be a surrender of the Leased Premises or a waiver, forfeiture, compromise, release or novation of any default, failure or breach by the other party of any term, covenant or condition of this Lease, regardless of the other party’s knowledge of such default, failure or breach at the time of acceptance of such amount. No covenant, term or condition of this Lease shall be deemed to have been compromised, forfeited, released, novated or waived by a party unless specifically expressed in writing by such party.

36.	ENTIRE AGREEMENT

     This Lease constitutes the entire agreement between the parties, and there are no other agreements or covenants by either LESSOR or LESSEE other than set forth in this Lease. No subsequent amendment, modification, renewal, extension, restatement, addition or deletion to this Lease shall be binding upon or inure to the benefit of LESSOR or LESSEE unless reduced to writing, signed by their authorized representatives.

37.	RECORDATION OF LEASE OR SHORT FORM

     LESSEE shall not record this Lease or a short form of this Lease, unless expressly approved by LESSOR in writing. Within five (5) days after written request by LESSOR, LESSEE shall join LESSOR in the execution of a memorandum or “short form” of this Lease for the purposes of recordation at LESSOR’S sole discretion and expense. The memorandum shall describe the parties, the Leased Premises, and the Term of this Lease, and shall incorporate this Lease by reference.

38.	TIME OF ESSENCE

     Time is the essence with respect to the performance of each of the payments, covenants and agreements in this Lease.

39.	GOVERNING LAW; JURISDICTION; VENUE

     The laws of the State of Texas shall govern the validity, performance, interpretation and enforcement of this Lease and all claims, suits, demands and actions relating to, in connection with and arising from this Lease and its subject matter, and all such claims, suits, demands and actions shall be made and brought in the County of the State of Texas in which the Building is located.

40.	ACTS OF GOD; FORCE MAJEURE

     A party shall not be required to perform any term, condition or covenant of this Lease, or be liable for any damages to the other party, so long as the performance or nonperformance of the term, condition or covenant is delayed, caused by or prevented by an Act of God or Force Majeure; provided, however, the foregoing shall be inapplicable to, and shall not in any way excuse LESSEE’S or LESSOR’S failure to timely pay Base Monthly Rent or other monetary amount due hereunder, as applicable, from one party to the other at the time such payments are due. For purposes of this Lease, Act of God and Force Majeure are defined as strikes, lock-outs, sit-downs, material or labor restrictions by any governmental authority, unusual transportation delay, riots, floods, washouts, explosions, earthquakes, fire, storms, weather (including wet grounds or inclement weather which prevents construction), acts of terrorism and public enemy, wars, insurrections or any other cause not reasonably within the control of the party required to take such action and which by the exercise of due diligence is unable, fully or in part, to prevent or overcome; provided, however, the inability to secure a certificate of occupancy from the appropriate governmental authority shall not permit an Act of God or Force Majeure delay.

41.	LESSEE’S AUTHORITY

     Both LESSEE and the individual(s) signing on behalf of LESSEE below hereby represent and warrant that they are duly authorized to execute and deliver this Lease and bind LESSEE to the terms thereof without the consent of any other individual, entity or group of individuals and/or entities.

42.	COMPLIANCE WITH LAW

     All agreements between LESSOR and LESSEE, whether now existing or hereafter arising, are hereby limited so that in no contingency, whether by reason of demand or acceleration or otherwise, shall any amount contracted for, charged, received, paid or agreed to be paid to LESSOR exceed the maximum amount permissible under applicable law. If, from any circumstances whatsoever, any amount would otherwise be payable to LESSOR in excess of the maximum lawful amount, such amount payable to LESSOR shall be reduced to the maximum amount permitted under applicable law; and if from any circumstances LESSOR shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the amounts due and to become due under this Lease and not the payment of interest, or if such excessive amount exceeds amounts due and to become due under this Lease, such excess shall be refunded to LESSEE. This Article 42 shall control all agreements between the LESSOR and LESSEE.

43.	WAIVER OF CONSUMER RIGHTS

     LESSOR and LESSEE waive their rights under the Deceptive Trade Practices-Consumer Protection Act, Section 17.41 et. seq., Business & Commerce Code, a law that gives consumers special rights and protections. Each, after consultation with an attorney of its selection, voluntarily consents to this waiver.

44.	CERTAIN CALCULATIONS

     LESSOR and LESSEE are knowledgeable and experienced in commercial transactions and agree that the provisions set forth in this Lease for determining charges, amounts and additional rent payable by LESSEE are commercially reasonable and valid even though such methods may not state a precise mathematical formula for determining such charges. ACCORDINGLY, LESSEE HEREBY VOLUNTARILY AND KNOWINGLY WAIVES ALL RIGHTS AND BENEFITS OF LESSEE UNDER SECTION 93.012 OF THE TEXAS PROPERTY CODE, AS SUCH SECTION NOW EXISTS OR AS MAY BE HEREAFTER AMENDED OR SUCCEEDED.

45.	INTENTIONALLY DELETED

46.	NO IMPLIED WARRANTY

     LESSOR AND LESSEE EXPRESSLY WAIVE AND DISCLAIM ANY IMPLIED WARRANTY THAT THE LEASED PREMISES ARE SUITABLE FOR LESSEE’S INTENDED COMMERCIAL PURPOSE. FURTHER, LESSEE AGREES THAT LESSEE’S OBLIGATION TO PAY BASE MONTHLY RENT AND OTHER SUMS HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE LEASED PREMISES OR THE PERFORMANCE BY LESSOR OF ITS OBLIGATIONS HEREUNDER AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, LESSEE SHALL CONTINUE TO PAY BASE MONTHLY RENT AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SUCH OTHER SUMS, WITHOUT ABATEMENT, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LESSOR OF SUCH OBLIGATIONS, WHETHER EXPRESS OR IMPLIED, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN.

This Lease Agreement is executed as of the dates indicated below.

WITNESS:	LESSEE:
EMERSON RADIO CORP.,
a Delaware corporation

/S/
By:/S/ Frank Guerriero
Printed Name: Frank Guerriero
/S/
Its: Vice President of Operations
Emerson Radio Consumer Products Corporation

Date: October 1, 2004

WITNESS:	LESSOR:
SEALY TA TEXAS, L.P.,
a Georgia limited partnership

	By:	Sealy TA Texas General Partner, L.L.C.,
a Delaware limited liability company,
its general partner
/S/
By: /S/ Mark P. Sealy
	Printed Name:	Mark P. Sealy
	Its:	President
Date: 10/8/04